EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Snyder's-Lance, Inc.:
We consent to the incorporation by reference in the Registration Statements (No. 333-179727) on Form S-3 and (Nos. 333-182833, 333-182834, 333-168849, 333-168321, 333-150931, 33-58839, 333-25539, 333-35646, 333-104960, 333-104961 and 333-146336) of Snyder's-Lance, Inc. on Form S-8 of our reports dated February 25, 2013, with respect to the consolidated balance sheets of Snyder's-Lance, Inc. and subsidiaries as of December 29, 2012 and December 31, 2011, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the fiscal years in the three-year period ended December 29, 2012, and the related financial statement schedule “Valuation and Qualifying Accounts,” and the effectiveness of internal control over financial reporting as of December 29, 2012, which reports appear in the December 29, 2012 Annual Report on Form 10-K of Snyder's-Lance, Inc.
Our report dated February 25, 2013, on the effectiveness of internal control over financial reporting as of December 29, 2012, contains an explanatory paragraph that states, the Company acquired Snack Factory on October 11, 2012, and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 29, 2012, Snack Factory's internal control over financial reporting associated with total assets and net revenues of 20.4% and 1.7%, respectively, included in the consolidated financial statements of the Company as of and for the year ended December 29, 2012. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Snack Factory.

/s/ KPMG LLP

Charlotte, North Carolina
February 25, 2013